Amoco Agreements

PROCESSING/TRANSPORTATION AGREEMENT

     This Processing/Transportation Agreement is made and entered into this 9th day of September 1994, by and between Interline Resources Corporation, a Utah corporation located at 160 West Canyon Crest Road, Alpine, Utah, 84004
(hereinafter "IRC"), and Amoco Production Company, a
Delaware corporation located at 1670 Broadway, Denver,
Colorado, 80202 (hereinafter "Amoco").

WITNESSETH

     WHEREAS, Amoco owns and operates oil production and processing facilities located near Bairoil, Carbon County, Wyoming; and

     WHEREAS, Amoco intends a change in operating procedures such that the Bairoil CO2 Processing plant will produce additional volumes of natural gas liquids (NGL's) which would contain sulfur compounds and carbon dioxide, and which would require treating and processing; and

     WHEREAS, IRC is in the business of transporting and processing natural gas liquids, and owns and operates a natural gas processing and NGL fractionation plant located in Converse County, Wyoming (the Well Draw plant), which plant has the capacity and ability to receive, fractionate, store and redeliver the volumes of NGL's produced by Amoco's Bairoil plant; and

     WHEREAS, IRC is willing and able to construct a treating facility at Amoco's Bairoil CO2 Processing plant, which would receive NGL's from Amoco, and remove the sulfur compounds and carbon dioxide. In addition, IRC will transport the treated NGL's to IRC's Well Draw plant for further processing.

     NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for the consideration herein provided, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

     The following expressions in this Agreement shall have the meanings set forth below:

     1.1 "Bairoil Plant" shall mean Amoco's CO2 processing facility located in Carbon County, Wyoming, including natural gas liquids production, storage and loading equipment.

     1.2 "Chromatographic Analysis" shall mean the method as prescribed in Gas Processors Association's Publications #2165 "Standard for Analysis of Natural Gas Liquid Mixtures by Gas Chromatography", latest amended and revised editions, the results of which yield a Component analysis of the mixtures analyzed.

     1.3  "CO2  Fractionator" shall meant he CO2
Fractionator at the Bairoil Plant.

     1.4 "Component" shall mean those hydrocarbon and non-hydrocarbon molecular constituents which are definable by industry standards and procedures. Such components as used in this Agreement shall be:

               CO2  -    Carbon Dioxide
               H2S  -    Hydrogen Sulfide
               C1   -    Methane
               C2   -    Ethane
               C3   -    Propane
               iC4  -    Isobutane
               nC4  -    Normal Butane
               iC5  -    Isopentane
               nC5  -    Normal Pentane
               C6+  -    Hexanes and Heavier Hydrocarbons

     1.5 "Contract Year" shall mean the calendar year period which begins at 12:01 a.m. Mountain Time on the first day which Raw Make is delivered by Amoco to IRC for treating, and continues until 12:01 a.m. Mountain Time on the first day of the same month in the succeeding calendar year.

     1.6 "Day" shall mean a period of twenty four (24) consecutive hours beginning at 12:01 a.m. Mountain Time.

     1.7 "Delivery Point" shall mean as to Finished Products, the connection point at Processors's Plant truck loading facilities at which the Finished Products are delivered into trucks for Amoco's account. Alternatively, if Treated Product or Finished Product is injected for Amoco's account into the Phillips NGL pipeline, the Delivery Point shall be the point at which care, custody and control passes from IRC to Phillips.

     1.8 "Finished Products" shall mean any or all of the commercial products of propane, field grade butane, and natural gasoline produced at the Processors's Plant.

     1.9 "Fractionation Fee" shall mean a fee used to determine the amount of capital recovery charged to Amoco for processing of NGL as described in Article 10.

     1.10 "Gallon" shall mean a volume of one (1) standard
U.S. gallon.

     1.11 "Month" shall mean a period beginning at 12:01 a.m. Mountain Time on the first day of a calendar month and ending at 12:01 a.m. Mountain Time on the first day of the succeeding calendar month.

     1.12 "Natural Gas Liquids" (NGL's) shall mean a mixed hydrocarbon stream recovered at the Bairoil Plant containing, in whole or in substantial part, mixtures of ethane, propane, butane, (isobutane and normal butane), or natural gasoline and incidental methane, hydrogen sulfide, and carbon dioxide remaining in the liquid product.

     1.13 "Processor's Plant" shall mean the Well Draw natural gas processing and NGL fractionation facilities owned and operated by IRC, located in Converse County, Wyoming, which is able to separate the Treated Product into Finished Product.

     1.14 "Raw Make" shall mean the natural gas liquid stream recovered through the CO2 fractionator at the Bairoil
Plant which contains undesirable levels of sulfur compounds and carbon dioxide.

     1.15 "Receipt Point" shall mean the connection point at the Bairoil Plant NGL loading facilities at which Treated
Product is delivered to IRC for loading into trucks for IRC's account.

     1.16 "Treated Product" shall mean the NGL output of the Treating Unit or the Raw Make if the Treating Unit is not in operation.

     1.17 "Treating Unit" shall mean the facility to be installed by IRC at the Bairoil Plant which will treat the Raw Make to reduce the sulfur compounds and carbon dioxide to a level acceptable for further processing and fractionation at the Processor's Plant and will provide compression sufficient to return the Treating Unit Effluent to the inlet of the Bairoil Plant.

     1.18 "Treating Unit Effluent" shall mean the gaseous stream containing carbon dioxide and sulfur compounds
(principally hydrogen sulfide, H2S), which is extracted from the Raw Make by the Treating Unit, and returned by pipeline to the Bairoil Plant.

ARTICLE 2
COMMITMENT

     2.1 Amoco agrees that for the term of this Agreement, it will commit the total NGL output of the CO2 fractionator at the Bairoil Plant for treating and processing by IRC. Amoco will pay for such services as provided for herein, and will receive the Finished Products from IRC at the Delivery Point on as ratable and consistent basis as is practical.

     2.2 IRC agrees that for the term of this agreement, it will receive Raw Make from the Bairoil Plant, treat the Raw Make at the Treating Unit to remove sulfur compounds and carbon dioxide, transport the Treated Product to IRC's Well Draw plant, fractionate the Treated Product into Finished Products, and redeliver the Finished Products to Amoco at the Delivery Point. IRC Further agrees to treat the Raw Make at the Well Draw plant to remove sulfur compounds and carbon dioxide at any time that the Treating Unit is not operational, subject to the quality specifications contained in Article 7.1.

     2.3 IRC agrees to install a Treating Unit at the Bairoil Plant to remove sulfur compound and carbon dioxide from the Raw Make and return the Treating Unit Effluent to the Bairoil Plant. IRC agrees to maintain said Treating
Unit in accordance with the terms outlined in the Treating
Unit Operating Agreement attached as Exhibit 2.

     2.4 Amoco agrees to operate and provide routine maintenance as outlined in the Treating Unit Operating
Agreement attached as Exhibit 2.

ARTICLE 3
RAW MAKE TREATMENT

     3.1 Amoco and IRC recognize that the Raw Make produced by the Bairoil Plant under normal conditions will contain sulfur compounds, principally H2S and mercaptans, and carbon dioxide, which require removal before the NGL can be fractionated at the Processor's Plant. IRC will install a treating unit at the Bairoil Plant, which will reduce the sulfur compounds and carbon dioxide contained in the Raw Make to a level acceptable to IRC for transportation and fractionation as defined in Article 7.1 A summary description of the proposed Treating Unit, including an abbreviated process flow diagram and utility requirements, is attached as Exhibit 1.

     3.2 The Treating Unit will be located at a mutually agreed upon location at the Bairoil Plant. Amoco will provide IRC with all necessary rights-of-way and accesses in order to facilitate installation of the Treating Unit and any necessary connections. IRC will coordinate design and installation activities with Amoco, and all costs and risks associated with such installation will be borne by IRC. Amoco will be responsible for any tie-ins or connections of IRC lines or equipment to Amoco's facilities. Amoco shall have the right to review and approve unit design prior to commencing construction and to review and approve final construction prior to start-up to assure compliance with Amoco specifications and operational compatibility. Amoco agrees to conduct its review and approval in a timely manner.

     3.3 During any installation or construction activities on or within Amoco's Bairoil Plant site, IRC, its employees, subcontractors or agents will abide by Amoco's Bairoil Plant safety guidelines and all applicable state and/or federal laws, rules and regulations. Amoco agrees that it will provide IRC with copies of any such safety requirements or guidelines.

     3.4 After execution of this Agreement by both parties, IRC will expeditiously proceed with permitting, engineering and all other activities preparatory to construction or installation of the Treating Unit. It is anticipated that the Treating Unit will be in operation not later that three
(3) months after the effective date of the Agreement. If IRC has not placed the Treating Unit in operation by January 1, 1995, Amoco, at its sole option, may immediately terminate this Agreement upon written notice to IRC.

     3.5 Treated Product from the Treating Unit will be piped to the existing Bairoil Plant NGL storage and truck facilities, where IRC will load it into trucks for transportation to the Processor's Plant.

     3.6 Amoco will operate the Treating Unit on behalf of IRC pursuant to the Treating Unit Operation Agreement of even date, included herein as Exhibit 2.

ARTICLE 4
TRANSPORTATION

     4.1 Loading and truck transportation of the Treated Product from the Bairoil Plant to IRC's Processor's Plant shall be the responsibility of IRC. IRC recognizes that storage is limited at the Bairoil Plant, and that there is a necessity to maintain a sufficient number of trucks to take the Treated Product away in a timely manner such that there is no interference with the operation of the Bairoil Plant. IRC will utilize equipment and personnel which meet all legal requirements necessary to transport the NGL material contemplated herein and abide by Amoco safety rules while entering, loading or exiting the Bairoil Plant property.

     4.2  IRC will coordinate shipments of the Treated
Product with Amoco as necessary, in order to insure the safe, orderly movement of the Treated Product from the Bairoil Plant to IRC's Processor's Plant.

     4.3 At Amoco's option and request, IRC will arrange for transportation of the Finished Products from the Well
Draw plant to Amoco's desired market, under the terms and conditions to be proposed at the time such a request is received by IRC. However, IRC shall have a first right of refusal to transport any Finished Products, other that propane, for Amoco's account to the general area of Converse, Laramie, Albany, Campbell, and Carbon Counties of
Wyoming.

ARTICLE 5
FRACTIONATION, STORAGE, AND REDELIVERY

     5.1 IRC will receive the Treated Product at the Processor's Plant, weight and analyze for content, fractionate into commercial propane, mixed butane and natural gasoline, and return equivalent volumes of Finished Products to Amoco at the Delivery Point. Alternatively, at Amoco's request, IRC will deliver the Finished Products into the pipeline facilities of Phillips Petroleum Company. IRC represents that it has adequate capacity to fractionate the volumes of natural gas liquids contemplated under this Agreement.

     5.2 All shipments of the Treated Product received at the Processor's Plant will be weighed and sampled by IRC. The quantity received shall be determined by IRC's truck unloading weigh tickets and chromatographic analysis of the Treated Product. Such analysis shall be used to determine the quantities of Treated Product. Such analysis shall be used to determine the quantities of Treated Product received for processing by IRC, and the quantities of Finished Product to be returned to Amoco at the Delivery Point. IRC agrees to provide Amoco with a separate representative sample for comparison or other purposes upon request by Amoco at any time.

     5.3  IRC will commence fractionation of the Treated
Product as promptly as possible following receipt at the Processor's Plant. However, Amoco and IRC recognize that
IRC may maintain a nominal quantity of Treated Product as working storage to facilitate continuous plant operations.

     5.4 Amoco shall take delivery of the Finished Products at the Delivery Point on a take basis which is consistent with the movement of Treated Product to the Processor's Plant. Amoco shall be entitled to utilize IRC's available storage for Finished Products, providing that Amoco accepts delivery of the Finished Products on a timely basis.

     5.5 IRC will account to Amoco on a monthly basis for the volume of NGL's in IRC's care and custody. Such accounting will include a balancing statement setting forth the beginning inventory of products held for Amoco's account, volumes of Treated Product received, Finished
Products delivered for Amoco's account, and ending Finished
Products inventory held for Amoco. Any Treated Product in transit between the Bairoil Plant and the Processor's Plant will also be identified. This statement will accompany
IRC's invoice for services in accordance with Article 10.1.

     5.6 Raw Make or Treated Product will be measured at the Receipt Point using the Bairoil truck loading meter. Amoco shall prove this meter as dictated by state law.
Amoco and IRC will use Amoco's truck loading tickets with IRC's truck loading scales at the Well Draw Plant to develop a correlation between the two readings after the first twenty (20) truck loads. At any time after this correlation is established, if total monthly volumes received at Processor's Plant vary by more than two percent (2%) from the volumes delivered by Amoco at the Receipt Point, after adjustment to take into account the correlation factor derived above, the parties hereto agree to meet and determine the reason and disposition of any variation.

     5.7 Upon any termination of this Agreement, IRC agrees to promptly complete fractionation of all Treated Product and deliver the equivalent Finished Products to Amoco.

ARTICLE 6
OPERATIONS

     6.1 IRC agrees to give Amoco thirty (30) days written notice of any scheduled maintenance on the Treating Unit or the Processor's Plant which will affect their operation.

     6.2 Amoco realizes the interdependency of the Treating Unit and the Bairoil Plant and agrees to allow IRC reasonable access to facilities as reasonably required to facilitate the operation of the unit, to coordinate maintenance schedules and to maintain communication in all activities in accordance with appropriate industry practice.

ARTICLE 7
QUALITY

     7.1 The Raw Make delivered hereunder shall contain less than 3 percent (%) CO2 by volume and not more than 300 ppm H2S.

     7.2 Finished Products will be in the form of Propane, field grade Butane and Debutanized Natural Gasoline (DNG).
Each product shall meet the following relevant specifications:

     a.   Propane shall conform to Gas Processors
Associations (GPA) specification HD-5 set forth in Publication 2140 "Liquified Petroleum Gas Specifications and
Test Methods" (latest revision);

     b. Butane (iso butane and normal butane mix) shall conform to GPA Publication 2140 "Liquified Petroleum Gas
Specifications and Test Methods" (latest revision) for commercial butane;

     c. Natural Gasoline shall conform to the GPA specifications for natural gasoline provided in Publication
3132 "Natural Gasoline Specification and Test Methods"
(latest revision).

ARTICLE 8
MEASUREMENT/SAMPLING/ANALYSIS

     8.1 All liquid volumes measured hereunder shall be measured by IRC Truck Scales at the truck loading/unloading facilities at the Processor's Plant.

     8.2 IRC shall test or cause to be tested, and if necessary adjust and repair, their scales at least semiannually. Certification material arising out of these tests should be provided to Amoco on a semiannual basis. In any event, IRC's scales shall be tested upon the request of Amoco at any time with any necessary adjustments or repairs being made promptly. The expense of such tests shall be borne by the party requesting same if the scale is found to be correct and by IRC if found incorrect. For this purpose, a registration within 0.0015 (0.15%) correct shall be considered correct. If upon any test, the scale is found to be measuring inaccurately, it shall be readjusted or repaired immediately to eliminate the inaccuracy and if the percentage of inaccuracy of the measuring equipment is found to be in excess of 0.0015 (0.15%) the registrations shall be corrected for a period extending back to the time such inaccuracy occurred is such time is ascertainable and if not ascertainable, then back one-half (1/2) of the time elapsed since the date of testing. If scale(s) are completely inoperative or not recording, Amoco's Bairoil Loading Meter will be used to determine Raw Make volumes.

     8.3 IRC shall notify Amoco of any truck scale testing twenty-four (24) hours prior to such testing, and Amoco has the right to witness such test.

     8.4 Composition analysis of the Finished Products shall be determined by chromatographic analysis of the composite sample obtained at the Delivery Point. IRC agrees to provide Amoco with a separate representative sample for comparison or other purposes upon request by Amoco at any time.

ARTICLE 9
TERM

     9.1 This Agreement shall be effective as of the date first above written, and shall extend for a primary term of three (3) years commencing with the beginning of the Contract Year. Unless written notice of the intent to terminate is given by either party to the other, not later than ninety (90) days prior to the end of the third year, this Agreement will continue in full force and effect for successive periods of one (1) year each ("Secondary Term").
Either party may terminate this Agreement during the Secondary Term upon giving written notice no later than ninety (90) days prior to the anniversary date of the commencement of the Contract Year.

     9.2 Unless otherwise agreed by the parties, upon any termination of this agreement, IRC will dismantle and remove the Treating Unit from the Bairoil Property in an orderly and timely manner. IRC will also reclaim the Treating Unit site as close as possible to its condition at the time of installation.

ARTICLE 10
PROCESSING FEES/PRICES

     10.1 Amoco shall pay to IRC a loading, transportation and fractionation fee as follows:

     a. Processing of Treated Product: For the volume of Treated Product received by IRC at the Receipt Point and processed at the fractionation plant, a fee of three cents ($0.03) per gallon unless otherwise amended under the Treating Unit Operating Agreement included as
     Exhibit 2.

     b. Loading and Transportation: For the volume of Treated Product received by IRC at the Receipt Point, a fee of four and one half cents ($0.045) per gallon. In the event that the trucking tariff for movement equivalent to the kind and type of movements from the Bairoil Plant to the Processor's Plant hereunder (as published from time to time by the State of Wyoming) is revised, the loading and transportation fee will be adjusted by the same percentage increase or decrease in the published tariff rate.

     10.2 Amoco shall have at all times the obligation to make settlement for all royalties, severance or other taxes due and payable on any NGL or other product treated and/or processed by IRC hereunder.

     10.3 Amoco agrees that the terms and conditions of this Agreement, including but not limited to the fees and pricing information contained in this Article 10, are confidential. Disclosure of such terms to third parties by Amoco, its employees, agents, subcontractors or others operating under Amoco's control, is expressly prohibited without prior written permission by IRC.

     10.4 If the imposition of additional fees described in
Article 10.1b cause this Agreement to become unprofitable or uneconomic in Amoco's view, Amoco may terminate this Agreement upon ninety (90) days written notice to IRC.

ARTICLE II
BILLING AND PAYMENT

     11.1 Each month IRC will prepare a treating and processing statement in accordance with Article 5.5 and 10.1 which sets forth inventories and volumes of NGL's received at IRC's Processor's Plant for processing into Finished Product, along with an invoice for amounts due IRC hereunder. This statement and invoice will be submitted to Amoco not later than the fifteenth working day of the month for the prior month.

     11.2 Amoco agrees to pay all sums due IRC on a timely basis, but within fifteen (15) working days after receipt of a monthly invoice and statement. Such payment, however, shall not be deemed to be a waiver of any rights to recoup any amounts in dispute. Payments will be made by wire transfer to IRC's designated account. IRC will provide Amoco with payment instructions in writing, in advance of any due date.

ARTICLE 12
OWNERSHIP AND LIABILITY

     12.1 Amoco shall at all times retain full and complete title and ownership to all the products treated, transported and processed by IRC hereunder.

     12.2 Amoco's Indemnification of IRC. Amoco agrees to indemnify and hold IRC, its agents, officers, directors and employees harmless from and against all damages, claims, losses, expenses and liabilities, including attorney's fees and, including, but not limited to, claims for environmental damage, pollution, or contamination arising out of any obligation to be performed by Amoco hereunder.

     12.3 IRC's Indemnification of Amoco. IRC agrees to indemnify and hold Amoco, its agents, officers, directors and employees harmless from and against all damages, claims, losses, expenses and liabilities, including attorney's fees and, including, but not limited to, claims for environmental damage, pollution, or contamination arising out of any obligation to be performed by IRC hereunder.

     12.4 Amoco's Liability for Possession and Control of NGL. As between Amoco and IRC hereto, Amoco will be in control and possession of the Treated Product (or Raw Make if Treating Unit is not in operation) and Finished Product deliverable hereunder until such Treated Product and Finished Product is delivered at the Receipt Point and after the Delivery Point and will be fully responsible and liable for any and all damages, claims or actions, including injury to and death of persons and property damage caused or resulting from Amoco's operations and handling of said Treated Product (or Raw Make if Treating Unit is not in operation) and Finished Product while in its control and possession and Amoco agrees to indemnify and hold IRC harmless with respect thereto.

     12.5 IRC's Liability for Possession and Control of NGL. As between IRC and Amoco hereto, IRC will be in control and possession of the Treated Product (or Raw Make if Treating Unit is not in operation) and Finished Product from and after the NGL is received at the Receipt Point and until the Finished Product is delivered at the Delivery Point and will be fully responsible and liable for any and all damages, claims or actions, including injury to and death of persons and property damage caused or resulting from IRC's operations and handling of said Treated Product and Finished Product while in its control and possession and IRC agrees to indemnify and hold Amoco harmless with respect thereto.

ARTICLE 13
FORCE MAJEURE

     13.1 In the event of either party hereto being rendered unable wholly or in part by force majeure to carry out its obligations under this Agreement, other than to make payment as provided herein, it is agreed that on such party giving notice and full particulars of such force majeure in writing to the party after the occurrence of the cause relied upon, then the obligations of the party giving such notice, so far as they are affected by such force majeure, from its inception, shall be suspended during the continuance of any inability so caused but for no longer period, and such cause shall be as far as possible remedied with all reasonable dispatch.

     13.2 The term "Force Majeure" as employed herein shall mean acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, arrests and restraints of rulers and people, arrests and restraints of the Government, either federal or state, inability of any party hereto to obtain necessary materials, supplies or permits due to existing or future rules, orders and laws of governmental authorities (both federal and state), interruptions by government or court orders, present or future order of any regulatory body having proper jurisdiction, civil disturbances, explosions, sabotage, breakage or accident to machinery, equipment or lines of pipe, the necessity for making repairs or alterations to machinery, equipment or lines of pipe, freezing of wells or lines of pipe, partial or entire failure of wells, and any other causes, whether of the kind herein enumerated or otherwise not within the control of the party claiming suspension and which by the exercise of due diligence such party is unable to overcome.

     13.3 It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty and that the above requirement of the use of due diligence in restoring normal operating conditions hall not require the settlement of strikes or lockouts by acceding to the terms of the opposing party when such course in inadvisable in the discretion of the party having the difficulty.

ARTICLE 14
WAIVER

     14.1 Any waiver by either party of any one or more defaults by the other party in the performance of any provisions of this Agreement, shall not operate or be construed as a waiver of any future default or defaults, whether of a like kind or different nature or character; and no failure or omission by either party to immediately proceed to cause the other to satisfy, cure, or otherwise remedy any default or omission by such other party shall constitute a waiver of any such default or omission.

ARTICLE 15
ASSIGNMENT

     15.1 This Agreement shall not be assignable by either party without the prior written consent of the other, which consent shall not be unreasonably withheld. Nothing herein shall be construed to prevent either party or any assignee from pledging all or any part of this agreement or any benefit accruing hereunder to any party making the pledge. In the event either party shall assign its interest in this agreement, it shall in the instrument of assignment cause the assignee to assume its rights and obligations under this agreement. Except as provided above, no assignment shall relieve a party of its obligations hereunder unless the other party hereto shall consent to the same.

ARTICLE 16
NOTICES

     16.1 Notices to be given hereunder shall be deemed sufficiently given and served when and if deposited in the United States mail, postage prepaid, and registered or certified, addressed as follows:

          As to Amoco:        Amoco Production Company
                         1670 Broadway
                         Denver, Colorado  80202
                         Attention:  WEBS Joint Manager

          As to IRC:          Interline Resources Corporation
                         160 West Canyon Crest
                         Alpine, Utah  84004
                         Attention:  Manager, NGL Sales

ARTICLE 17
LAWS AND REGULATIONS

     17.1 This Agreement is subject to all present and future valid laws and lawful orders, rules and regulations of all duly constituted authorities now or hereafter having jurisdiction of the parties, or either of them, their respective facilities or operations, or this Agreement or any provision hereof. Should either of the parties by law or regulation be ordered or required to perform any action inconsistent with the provisions hereof, this Agreement shall be deemed modified to conform to such law, rule, or regulation, nor shall anything herein be construed requiring the party to waive its right to assert the lack of jurisdiction of such regulatory body, governmental entity or agency over this Agreement or any party hereto.

ARTICLE 18
MISCELLANEOUS

     18.1 Each party shall have the right while this Agreement remains in effect and for twenty-four (24) months thereafter, to examine the books, records and charges of the other party hereto necessary to verify the accuracy of any statement, charge, or computation made hereunder. All statements and payments issued pursuant hereto shall be conclusively deemed to have been correct unless questioned in writing by the party asserting a discrepancy within twenty-four months after the date of any such payment or statement.

     18.2 This Agreement and the obligations of the parties hereunder shall be interpreted, construed, and enforced in accordance with the laws of the State of Wyoming. Forum and venue will be exclusive in Cheyenne, Wyoming.

     18.3 This Agreement supersedes any and all other agreements, whether oral or written, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to said matter. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

     18.4 This Agreement has been jointly drafted by the parties hereto, and not by one to the exclusion of the other.

     18.5 No change, modification or alteration of this Agreement shall be valid unless it is in writing, signed by the parties hereto, and no course of dealings, prior statements, writings, representations or warranties between the parties shall be construed to alter the terms hereof.

     18.6 The article headings in this Agreement are inserted for convenience only, and shall not be considered a part of this Agreement or used in its interpretation.

     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective on the date first above written.

INTERLINE RESOURCES CORPORATION
By:Michael R. Williams
Title:President

AMOCO PRODUCTION COMPANY
By:Neil R. McCleary
     Attorney-in-Fact
EXHIBIT

Attached top and made a part of that certain
Processing/Transportation Agreement dated September 9, 1994, by and between Interline Resources Corporation and Amoco
Production Company.

TREATING UNIT OPERATING AGREEMENT

     This agreement is make and entered into by and between Interline Resources Corporation, a Utah corporation located at 160 West Canyon Crest Road, Alpine, Utah, 84004
(hereinafter "IRC"), and Amoco Production Company, a
Delaware corporation located at 1670 Broadway, Denver,
Colorado, (Hereinafter "Amoco") based on the following premises:

     WHEREAS, IRC and Amoco have entered into an agreement effective September 9, 1994, for the transportation and processing of natural gas liquids ("NGLS") produced by Amoco near Bairoil, Carbon County, Wyoming ("the Processing/Transportation Agreement"), reference to which is made for all purposes herein;

     WHEREAS, the Processing/Transportation Agreement contemplate installation of a Treating Unit is part and parcel of the services to be performed by IRC under the Processing/Transportation Agreement;

     WHEREAS, for good and sufficient consideration which is hereby acknowledged, IRC and Amoco have agreed upon the construction, operation and accounting for the Treating Unit as follows:

     1.  Definitions:

          1.1 "Major Maintenance" shall refer to individual work projects related to the Treating Unit for which materials and/or outside labor costs exceed $200.00.

          1.2  "Routine Maintenance" shall refer to
individual work projects related   to the Treating Unit for
which material and/or outside labor costs are $200.00 or less.

          1.3  "Treating Costs" shall refer to the actual
cost to Amoco of operating    the Treating Unit as set forth
in Paragraph 3.

          1.4 "Treating Fee" shall refer to the fee to be credited to Amoco for the operation of the Treating Unit as described in Paragraph 3.

          1.5 "Treating Unit" shall refer to the amine unit and attendant equipment, including compression, which will
treat the natural gas liquids      recovered at Amoco's
Bairoil Plant to reduce sulfur compounds and carbon dioxide and return the extracted gaseous stream to the inlet of the Bairoil Plant.

     2. IRC shall be responsible for Treating Unit design, construction and Major Maintenance. Amoco shall have the right to review and approve unit design prior to the commencement of construction and to review and approve final construction prior to start-up to assure compliance with Amoco specifications and operational compatibility with the Bairoil Plant. Amoco agrees to conduct its review and approval in a timely manner.

     3.   Amoco shall operate the Treating Unit for IRC.
The Treating Fee for such operation shall be taken as a deduction against the Fractionation Fee payable by Amoco under the Processing/Transportation Agreement. Such
Treating Fee is intended to cover the actual costs, excluding overhead, of the operation of the Treating Unit.
Such costs include the following:

     a.   Preventative maintenance (i.e., not "major
maintenance and repair") of             the Treating Unit;

     b. water costs necessary for operation of the Treating Unit;

     c. electricity or other power necessary for operation of the Treating Unit;

     d.   fuel gas use in the operation of the Treating
Unit;

     e. chemicals or lubricants utilized in the operation of the Treating Unit;

     f. labor changes associated with the operation of the Treating Unit.

Amoco shall keep records to document the Treating Costs.

     4. The Treating Fee shall be initially fixed at $.005 per gallon. Thereafter, but no more often than every six months, if Amoco believes the Treating Fee to be inadequate, it may cause review of the Treating Costs. In such an event Amoco and IRC shall meet to review the procedures and equipment utilized in the operation of the Treating Unit in an effort to agree on practices which would enable the Treating Unit Costs to be consistent with a $.005 per gallon fee. If it is determined that a higher Treating Fee must be charged in order to cover the Treating Costs, the Treating Fee shall be increased; provided, however, that if the increase in the Treating Fee causes this Agreement to become unprofitable or uneconomic in IRC's view, IRC may terminate this Agreement and the Processing/Transportation Agreement upon ninety (90) days written notice to Amoco.

     5. From the date of the initial start-up of the Treating Unit, for accounting purposes, the Treating Fee will be applied to the same volumes to which the Fractionation Fee is applied.

     6.   Upon termination under Article 9 of the
Processing/Transportation Agreement or if IRC in rendered unable to perform its obligations under the Processing/Transportation Agreement, Amoco shall have the option to purchase the Treating Unit or to lease the Treating Unit on the following terms: Amoco may purchase the Treating Unit for 100% of its installed cost during the first year of operation; for 75% of installed cost in the second year; for 50% of installed cost in the third year and for 25% of installed cost thereafter. Alternatively, Amoco may lease the Treating Unit with the above costs used to determine the capital cost basis of the lease.

     7.   Article 12, Ownership and Liability, of the
Processing/Transportation Agreement shall apply the obligations and duties of IRC and Amoco with respect to the Treating Unit as well. Additionally, Articles 13, 14, 15,
16, 17, and 18 of the Processing/Transportation Agreement are incorporated herein by reference.

     8. The term of this Operating Agreement shall be coterminous with the Processing/Transportation Agreement.

     IN WITNESS WHEREOF, the parties have executed this agreement effective on the effective date of the Processing/Transportation Agreement.

INTERLINE RESOURCES CORPORATION
By: Michael R. Williams
Title:President

AMOCO PRODUCTION COMPANY
By: Neil R. McCleary
     Attorney-in-Fact


FIRST AMENDMENT TO
PROCESSING/TRANSPORTATION AGREEMENT

     WHEREAS, Interline Resources Corporation (IRC) and
Amoco Production Company (Amoco) have entered into that certain Processing/Transportation Agreement dated September
9, 1994 (the Agreement); and

     WHEREAS, Amoco and IRC now desire to amend the Agreement to extend the term thereof and other provisions related to depreciation of the Treating Unit.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, Amoco and IRC agree as follows:

1. Article 9.1 is hereby modified so that the first sentence reads as follows:

          "This Agreement shall be effective as of the date hereof and shall extend for a primary term of five years from June
1, 1995."

2. Exhibit 2, Paragraph 6 is hereby modified to read as follows:

          "Upon termination under Article 9 of the
          Processing/Transportation
          Agreement of if IRC is rendered unable to perform
its obligations under              the
Processing/Transportation Agreement, Amoco shall have the
option              to purchase the Treating Unit or to
lease the Treating Unit on the                    following
terms: Amoco may purchase the Treating Unit for 100% of its
installed cost during the first year of operation; 80% of
the installed cost       in the second year; 60% of the
installed cost in the third year; 40% of               the
installed cost in the fourth year and 25% of the installed
cost                     thereafter.  Alternatively, Amoco
may lease the Treating Unit with the              above
costs used to determine the capital cost basis of the lease."

Except as expressly provided herein, the Agreement shall remain in full force and effect as written.

     Executed this 18th day of July, 1995, but effective as of September 9, 1994.

AMOCO PRODUCTION COMPANY      INTERLINE RESOURCES
CORPORATION

By: Barbara M. Baumann             By:Michael A. Megee

Title:Attorney in Fact                  Title:Vice President